Exhibit 5.1

October 14, 2014

Wisconsin Power and Light Company

4902 N. Biltmore Lane

Madison, Wisconsin 53718

Re:	4.10% Debentures due 2044

Registration Statement on Form S-3

Registration No. 333-178577-01

Ladies and Gentlemen:

We have acted as counsel to Wisconsin Power and Light Company, a Wisconsin corporation (the “Company”), in connection with the issuance and sale by the Company of $250,000,000 aggregate principal amount of the Company’s 4.10% Debentures due 2044 (the “Debentures”) to be issued pursuant to an indenture dated as of June 20, 1997 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as successor trustee (the “Trustee”), and the related Officers’ Certificate (the “Officers’ Certificate”) dated as of October 14, 2014, which establishes and sets forth certain terms and conditions of the Debentures, and subject to the terms and conditions of the Underwriting Agreement dated October 6, 2014 by and between the Company and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Mizuho Securities USA Inc., as representatives (the “Underwriting Agreement”). The Debentures are being offered and sold under a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 16, 2011 (File No. 333-178577-01) (the “Registration Statement”), including a base prospectus dated December 16, 2011 (the “Base Prospectus”), and a prospectus supplement dated October 6, 2014 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”) filed with the Commission pursuant to Rule 424(b) under the Securities Act.

In such capacity, we have examined: (i) the Underwriting Agreement; (ii) the Registration Statement; (iii) the Prospectus; (iv) the Officers’ Certificate; (v) the form of the Debentures; (vi) certain resolutions of the Company’s Board of Directors; (vii) the Indenture; (viii) the Company’s Restated Articles of Organization, as amended and currently in effect; (ix) the Company’s Amended and Restated By-Laws, as currently in effect; and (x) such other proceedings, documents and records as we have deemed necessary or advisable for purposes of this opinion (such items, collectively, the “Transaction Documents”). In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied on the Transaction Documents. We have assumed that the Indenture has been duly authorized, executed and delivered by the predecessor to the Trustee.

Wisconsin Power and Light Company

October 14, 2014

Based upon and subject to limitations, qualifications and assumptions set forth herein, we are of the opinion that the Debentures, when duly executed and authenticated in accordance with the provisions of the Indenture and the Officers’ Certificate and delivered and paid for as contemplated by the Underwriting Agreement and the Prospectus, will be valid and binding obligations of the Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether such principles are considered in a proceeding at law or in equity.

Our opinion expressed above is limited to the laws of the States of Wisconsin, New York and the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed October 14, 2014. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the related rules and regulations of the Commission thereunder.

Very truly yours,

/s/ PERKINS COIE LLP